Second Amendment to Amended and Restated Loan and Security Agreement
This Second Amendment to Amended and Restated Loan and Security Agreement, dated as of January 29, 2021 (this “Amendment”), is made pursuant to that certain Amended and Restated Loan and Security Agreement dated as of May 10, 2018, as amended by the First Amendment to Amended and Restated Loan and Security Agreement, dated as of July 26, 2019 (as so amended and as further amended, modified or supplemented from time to time, the “Agreement”), among CAC Warehouse Funding LLC IV, a Delaware limited liability company (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”), Bank of Montreal, as lender (the “Lender”), BMO Capital Markets Corp., a Delaware corporation (“BMO Capital Markets”), as deal agent (the “Deal Agent”), Bank of Montreal (the “Collateral Agent”), and Wells Fargo Bank, National Association, a national banking association, as backup servicer (the “Backup Servicer”).
W i t n e s s e t h :
Whereas, the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent have previously entered into and are currently party to the Agreement;
Whereas, the Borrower has requested that certain amendments be made to the Agreement, and the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent are willing to amend the Agreement under the terms and conditions set forth in this Amendment;
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
    Section 1.    Defined Terms. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.
    Section 2.    Amendments.
    2.1.    The defined term “Commitment Termination Date” appearing in Section 1.1 of the Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:
“Commitment Termination Date”: November 17, 2023, or such later date to which the Commitment Termination Date may be extended if agreed in writing among the Borrower, the Deal Agent and the Lenders.”
    2.2.    Article I of the Agreement is hereby amended by adding a new section at the end thereof to read as follows:
Section 1.5.    Divisions. For all purposes under the Transaction Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
    2.3.    Article II of the Agreement is hereby amended by adding a new section at the end thereof to read as follows:
Section 2.14.    Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Transaction Document (and any Hedge Agreement shall be deemed not to be a “Transaction Document” for purposes of this Section 2.14), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (Chicago time) on the 5th Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Deal Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b)    Notwithstanding anything to the contrary herein or in any other Transaction Document and subject to the proviso below in this paragraph, if a Term SOFR Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; provided that, this clause (b) shall not be effective unless the Deal Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.
(c)    In connection with the implementation of a Benchmark Replacement, the Deal Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(d)    The Deal Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, Term SOFR Event or Early Opt-in Election, as

applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Deal Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)    Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Deal Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Deal Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Deal Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
(g)    As used in this Section the following terms shall mean:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section this 2.14.

“Benchmark” means, initially, the LIBOR Index Rate; provided that if a Benchmark Transition Event, a Term SOFR Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Index Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) or (b) of this Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Deal Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Deal Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), the related Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Deal Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, upon the occurrence of a Term SOFR Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Deal Agent:

(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Deal Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Deal Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Deal Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Deal Agent in a manner substantially consistent with market practice (or, if the Deal Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Deal Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Deal Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)    in the case of a Term SOFR Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to clause (b) of this Section 2.14; or
(4)    in the case of an Early Opt-in Election, the 6th Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Deal Agent has not received, by 5:00 p.m. (Chicago time) on the 5th Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof) or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.14.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Deal Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Deal Agent decides that any such convention is not administratively feasible for the Deal Agent, then the Deal Agent may establish another convention in its reasonable discretion.
“Early Opt-in Election” means, if the then-current Benchmark is the LIBOR Index, the occurrence of:
(1)    a notification by the Deal Agent to (or the request by the Borrower to the Deal Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Deal Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Deal Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Index, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Index, the time determined by the Deal Agent in its reasonable discretion.
“Relevant Governmental Body” means the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB, or any successor thereto.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Event” means the determination by the Deal Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Deal Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with this Section 2.14 that is not Term SOFR.

“Term SOFR Notice” means a notification by the Deal Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Event.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
    2.4.    Section 4.1(dd) of the Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:
(dd)    Subsidiaries. The Borrower does not have any Subsidiaries or divisions.
    2.5.    Section 5.2(d) of the Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:
(dd)    Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any division, merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Loan, Contract, Related Security or other Collateral or any interest therein (other than pursuant to and in accordance with the Transaction Documents).
    Section 3.    Conditions Precedent; Effectiveness of Amendment. This Amendment shall become effective on and as of the date hereof, upon the receipt by the Deal Agent of an executed counterpart of (i) this Amendment from each party hereto and (ii) the Seventh Amended and Restated Fee Letter from each party thereto.
    Section 4.    Representations of the Borrower and Servicer. Each of Borrower and Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Amortization Event, Termination Event or Unmatured Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.
    Section 5.    Agreement in Full Force and Effect. Except as expressly set forth herein, all terms and conditions of the Agreement, as amended, shall remain in full force and effect. Reference to this specific Amendment need not be made in the Agreement, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
    Section 6.    Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.
    Section 7.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to conflict of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York.
    Section 8.    Fees and Expenses. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Deal Agent and the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of external counsel for the Deal Agent and the Lender.
[Signature Pages To Follow]

In Witness Whereof, the parties hereto have caused this Second Amendment to Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
CAC Warehouse Funding LLC IV
By:    /s/ Douglas W. Busk
    Name:    Douglas W. Busk
    Title:    Chief Treasury Officer
Credit Acceptance Corporation
By:    /s/ Douglas W. Busk
    Name:    Douglas W. Busk
    Title:    Chief Treasury OfficerBank of

Montreal
By:    /s/ Karen Louie
    Name:     Karen Louie
    Title:    Director
Wells Fargo Bank, National Association
By:    /s/ Kristen L. Puttin
    Name:    Kristen L. Puttin
    Title:    Vice President
BMO Capital Markets Corp.
By:    /s/ Jeffrey Merchant
    Name:    Jeffrey Merchant
    Title:    Managing Director

[Signature Page to Second Amendment to Amended and Restated Loan and Security Agreement]